CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 under the Securities Act of 1933 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 2, 1996, relating to the financial statements of Nations LifeGoal Funds, Inc., which are also included in the Statement of Additional Information constituting part of this Registration Statement. We also consent to the references to us under the heading "Other Service Providers" in the Prospectuses and under the heading "Independent Accountant and Reports" in the Statement of Additional Information.
/s/ Price Waterhouse LLP

Price Waterhouse LLP
Boston, Massachusetts

October 9, 1996